FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Fund	Fidelity Conservative Income Municipal Bond Fund
Trade Date	6/3/2015
Settle Date	6/18/2015
Security Name	NYC NY 0.75% 2/15/19
CUSIP	64966LP21
Price	100
Transaction Value	$ 1,000,000.00
Class Size	$ 50,000,000.00
% of Offering	2.000%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	Blaylock Beal Van, LLC
Underwriting Members: (6)	Cabrera Capital Markets, LLC
Underwriting Members: (7)	Drexel Hamilton, LLC
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Goldman, Sachs & Co.
Underwriting Members: (10)	Janney Montgomery Scott LLC
Underwriting Members: (11)	Jefferies
Underwriting Members: (12)	Lebenthal & Co., LLC
Underwriting Members: (13)	Loop Capital Markets LLC
Underwriting Members: (14)	Morgan Stanley
Underwriting Members: (15)	PNC Capital Markets LLC
Underwriting Members: (16)	Ramirez & Co., Inc.
Underwriting Members: (17)	Raymond James
Underwriting Members: (18)	RBC Capital Markets
Underwriting Members: (19)	Rice Financial Products Company
Underwriting Members: (20)	Roosevelt & Cross Incorporated
Underwriting Members: (21)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (22)	Southwest Securities, Inc.
Underwriting Members: (23)	TD Securities (USA) LLC
Underwriting Members: (24)	Wells Fargo Securities